1585 Broadway, 6th Floor New York, New York 10036

The following terms and conditions dated as of May 22, 2013 supplement the Master Securities Loan Agreement between Morgan Stanley & Co. LLC (“MSCO”) and MS Securities Services Inc. (“MSSSI”) (each, a “Borrower”; collectively, the “Borrowers”) and each of the funds listed on Schedule I thereto (each a “Fund; collectively the “Funds”) dated as of February 21, 2012 (the “Agreement”).

Borrowers hereby agree to pay each Fund the minimum fee as set forth in Exhibit A (the “Minimum Fee”) which shall be payable in monthly installments over the twelve (12) month period commencing as of June 1, 2013 (the “Lending Period”). The fee arrangement shall be subject to the following terms and conditions:

(a)	Borrower’s portfolio evaluations are based upon the contents of each Fund’s portfolios as of the date indicated in Exhibit A (the “Portfolio Valuation Date”). Each Fund hereby agrees, as consideration for the Minimum Fee, to lend its equity and fixed income securities (collectively, “Borrowable Securities”) exclusively to Borrower subject to the maximum percentage of a Fund’s total assets that may be lent to Borrower as disclosed by such Fund.

During the term of this Agreement and subject to any restriction which may be imposed by a Fund on the availability of any security from time to time in accordance with the Agreement, each Fund will be committed to make the Borrowable Securities available for lending exclusively to Borrower pursuant to the terms of this Agreement, and will not, without Borrower’s consent, enter into any securities loan or repurchase transaction, or any synthetic securities loan transaction (including, but not limited to, any sale followed by or linked to a swap, purchase of certificates/notes, call option or yield enhancement trade) or any arrangements similar thereto with respect to Borrowable Securities with any party other than Borrower.

(b)	Unless otherwise agreed to in writing, the Minimum Fee will be made only with respect to Borrowable Securities that are not subject to restrictions or transferability in any way by a Fund.

(c)	If on a particular day that a Borrower seeks to enter into a Loan hereunder the net asset value of a Fund or the market value of Borrowable Securities issued within a particular jurisdiction held by a Fund decreases by more than 10% from the Portfolio Valuation Date, the parties may agree to reduce the Minimum Fee.

(d)	If on a particular day that MSCO seeks to enter into a Loan of certain non-US securities hereunder, the amount of the aggregate value of dividends paid in respect of such relevant country’s securities (the “Realized Dividend Value”) exceeds an amount equal to 120% of the expected aggregate value of any dividends paid in respect of such relevant country’s securities during the Term, as determined by Borrower (the “Total Expected Dividends”) or the Realized Dividend Value is less than 80% of the Total Expected Dividends value of such country, then the parties may agree to renegotiate the Fee to reflect such changes. Total Expected Dividends are set out in Exhibit B.

(e)	If on a particular day that a Borrower seeks to enter into a Loan hereunder the net asset value of a Fund or the market value of Borrowable Securities issued within a particular jurisdiction held by a Fund increases by more than 10% from the Portfolio Valuation Date, the parties may agree to increase the Minimum Fee on a pro rata basis provided Borrower is able to use the additional Borrowable Securities in such Fund.

(f)	If during the Lending Period (i) a Fund informs Borrower in writing that certain Borrowable Securities are unavailable for lending, (ii) any change occurs (whether retrospective or otherwise) which is verifiable by reference to any public statute, regulation or other public announcement on the part of any relevant governmental or fiscal agency or body; and relates to any existing tax rate or other relevant fiscal rates in relation to any dividends; (iii) Borrower or a Fund, acting reasonably, and after having taken appropriate legal advice, determines that any change in tax or fiscal laws or regulations or any political, operational, settlement or other risks, adversely affects the securities lending arrangement under this Paragraph (e) or (iv) a Fund recalls or sells Borrowable Securities that relates to a Loan over record date and it affects the expected securities lending revenue for such Loan, Borrower and such Fund will discuss the appropriateness of modifying the Minimum Fee paid to such Fund.

(g)	Borrower shall pay each Fund an agreed rate of manufactured dividends (“Dividend Requirement”) for dividends paid on Loaned Securities that were borrowed by MSCO over a dividend record date, as set out in Exhibit C, which rate shall be modified only by agreement between the parties.

(h)	Borrowers will provide to each Fund a monthly reporting of each Fund’s securities lending activity.

(i)	Each Fund shall pay Borrower a Cash Collateral Fee on Collateral consisting of cash. The Cash Collateral Fee shall be equal to the product of the applicable Federal Funds open rate and daily cash Collateral balance. The Cash Collateral Fee shall be computed in accordance with the Agreement. The Cash Collateral Fee shall be remitted to Borrower on a monthly basis.

(j)	Borrowers shall at all times have the right to request from any Fund an update of portfolio information, including information with respect to the size and value of any portfolio from which Borrowers may borrow, and such information shall not be unreasonably withheld.

(k)	The parties hereto shall have the right to terminate this fee arrangement upon thirty (30) days prior written notice (“Termination Date”) for any reason, provided that the parties shall have continuing obligations with respect to transactions entered into prior to any such termination. If Borrower has not returned a Loaned Security by the Termination Date, then (i) if the collateral is non-cash collateral, Borrower will pay Fund a fee from the date following the Termination Date until Borrower returns such Loaned Security to Fund (“Termination Fee”) or (ii) if the collateral is cash, Fund may retain the earnings from the reinvestment of the cash collateral that relates to such Loaned Security or (iii) Fund may exercise its remedy pursuant to Section 13 of the Agreement with respect to such Loaned Security. For the avoidance of doubt, the Termination Fee will be calculated as the product of (a) Federal Funds Open Rate, (b) the number of shares of the Loaned Security outstanding (c) the Market Value of the Loaned Security and (d) the number of days the Loaned Security is outstanding divided by 360. The parties understand and acknowledge that in the event of such termination, installment payments in respect to the Minimum Fee will cease as of the Termination Date.

(1)	Borrowers and the Funds will jointly review their performance under this Agreement on a quarterly basis.

(m)	Notwithstanding anything to the contrary in the Agreement, if Borrower or Fund, upon the advice of counsel, determines that any Loan under this Agreement becomes illegal or prohibited in accordance with any applicable law, such party may terminate such Loan and Agreement effective immediately by giving written notice of termination to the other party. The parties understand and acknowledge that in the event of such termination, installment payments in respect to the Minimum Fee will cease as of the date of termination.

THIS SUPPLEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

Except as otherwise set forth herein, the Agreement shall remain unchanged and in full force and effect. From and after the date hereof, any reference to the Agreement shall be a reference to the Agreement as amended hereby.

MORGAN STANLEY & CO. LLC		EACH OF THE HUNTINGTON FUNDS LISTED ON SCHEDULE I OF THE MSLA

By:	/s/ Anthony Schiavo	By:	/s/ R. Jeffrey Young
Name:	Anthony Schiavo	Name:	R. Jeffrey Young
Title:	Managing Director	Title:	CEO

MS SECURITIES SERVICES INC.

By:	/s/ Anthony Schiavo
Name:	Anthony Schiavo
Title:	Executive Vice President

2

Exhibit A

Fund Name	Total Asset Value as of 3/2/2013	Minimum Fee
Huntington Real Strategies Fund	$91,735,194	$591,173
Huntington Situs Fund	$230,443,191	$1,095,487
Huntington International Equity Fund	$268,807,560	$226,929
Huntington World Income Fund	$23,716,384	$90,872
Huntington Dividend Capture Fund	$194,686,129	$81,064
Huntington Mid Corp America Fund	$135,378,902	$171,356
Huntington VA Dividend Capture Fund	$40,128,067	$116,339
Huntington Global Select Markets Fund	$34,415,799	$30,997
Huntington VA Situs Fund	$46,272,468	$226,351
Huntington VA Real Strategies Fund	$3,264,265	$21,083
Huntington Income Equity Fund	$111,148,147	$96,551
Huntington VA International Equity Fund	$30,564,304	$12,243
Huntington Rotating Markets Fund	$37,760,174	$12,248
Huntington VA Mid Corp America Fund	$25,069,185	$19,834
Huntington VA Growth Fund	$16,259,892	$16,461
Huntington VA Income Equity Fund	$16,002,476	$20,784
Huntington Mortgage Securities Fund	$9,371,117	$3,507

3

Huntington VA Rotating Markets Fund	$4,610,547	$1,224
Huntington VA Mortgage Securities Fund	$2,239,114	$995
TOTALS	$1,321,872,915	$2,875,498

4

Huntington National Bank

Custody Service

Schedule of Fees

APPENDIX D

Administrative Domestic Fee
Domestic Market Value Fee (1)	2.60 Basis Points
Huntington VA Balanced Fund Fee	1.00 Basis Point
Huntington Balanced Allocation Fund Fee	1.00 Basis Point
Huntington VA Conservative Allocation Fund Fee	1.00 Basis Point
Huntington Growth Allocation Fund Fee	1.00 Basis Point
Foreign Market Value Fee	0.50 Basis Point
(plus the fees described in the Global Securities Fee Schedule below)
Monthly Global Sub-Custodian Market Value Min. Fee per Account	$250.00

Other Global Settlement Charges:
FRB	$8.00/Transaction
Mutual Fund Settlement (Domestic)	$30.00/Transaction
Short Term Instruments	$8.00/Transaction
Time Deposits	$8.00/Transaction
Derivatives (Hedges, Futures, Forwards, Swaps)	$25.00/Transaction
Repurchase Agreements	$8.00/Transaction
Commercial Paper	$8.00/Transaction
Vault Transfer (Domestic)	$4.00/Transaction
Physical	$15.00/Transaction
Manual Trade Surcharge	$25.00/Transaction
Repaired Trade Surcharge	$8.00/Transaction
Cancels	$8.00/Transaction
Proxy Announcement – Non U.S.	$10.00/Transaction
Proxy Vote – Non U.S.	$10.00/Transaction
SWIFT Messaging	$0.75/Message

Wires and Payments Charges:
U.S. Wires	$8.00/Transaction
Book Transfers	$4.00/Transaction
Non – U.S. Wire	$25.00/Transaction
FX – 3rd Party	$35.00/Transaction
Cashier’s Check	$20.00/Transaction

Miscellaneous Other Charges:
Restricted Securities Processing	$100

(1)    The Domestic Market value fee does not apply to the following funds: Huntington VA Balanced Fund, Huntington Balanced Allocation Fund, Huntington VA Conservative Allocation Fund and Huntington Growth Allocation Fund.

Huntington National Bank

GLOBAL SECURITIES FEE SCHEDULE

	ADMINISTRATION/ SAFEKEEPING FEE (IN BASIS POINTS)	TRANSACTION FEE (US DOLLARS)
Argentina	20	60
Australia	3	15
Austria	6	45
Bahrain	60	180
Bangladesh	50	170
Belgium	2.5	30
Bermuda	10	100
Botswana	40	70
Brazil	10	25
Bulgaria	40	100
Canada	1	10
Chile	20	70
China	15	50
Colombia	45	100
Costa Rica	50	70
Croatia	50	80
Cyprus	10	140
Czech Republic	15	45
Denmark	3	30
Egypt	25	60
Estonia	20	70
Euroclear	1.5	15
Finland	3	30
France	3	30
Germany	3	25
Ghana	40	80
Greece	18	80
Hong Kong	4	25
Hungary	15	45
Iceland	15	100
India	15	50
Indonesia	10	30
Ireland	3	30
Israel	20	50

Italy	3	25
Japan	2	15

Huntington National Bank

GLOBAL SECURITIES FEE SCHEDULE

	ADMINISTRATION/ SAFEKEEPING FEE (IN BASIS POINTS)	TRANSACTION FEE (US DOLLARS)
Jordan	45	135
Kazakhstan	50	150
Kenya	35	65
Latvia	30	100
Lebanon	50	150
Lithuania	35	100
Luxembourg	6	50
Malaysia	6	30
Malta	35	135
Mauritius	50	135
Mexico	8	15
Morocco	50	l I5
Namibia	35	70
Netherlands	3	20
New Zealand	2.5	25
Nigeria	40	70
Norway	3	30
Oman	60	150
Pakistan	30	125
Palestine	60	200
Peru	34	75
Philippines	10	34
Poland	10	30
Portugal	5	30
Qatar	60	200
Romania	35	100
Russia	25	100
Singapore	6	50
Slovakia	35	120
Slovenia	50	110
South Africa	4	25
South Korea	8	20
Spain	4	30
Sri Lanka	25	70

Swaziland	40	70
Sweden	3	25

Huntington National Bank

GLOBAL SECURITIES FEE SCHEDULE

	ADMINISTRATION/ SAFEKEEPlNG FEE (IN BASIS POINTS)	TRANSACTION FEE (US DOLLARS)
Switzerland	3	30
Taiwan	10	45
Thailand	5	50
Trinidad	50	130
Turkey	10	40
Tunisia	50	100
Ukraine	30	300
UAE	45	135
United Kingdom	1	15
Uruguay	50	80
Venezuela	50	175
Vietnam	50	175
Zambia	40	70
Zimbabwe	40	65

Annual Securities Lending charges for collateral monitoring and recordkeeping services:

Fund Name	Annual Custody Charge
Global Select Markets Fund	$5,700
International Equity Fund	$42,000
Situs Fund	$204,000
VA International Equity Fund	$2,300
VA Situs Fund	$49,000
World Income Fund	$16,900
Dividend Capture Fund	$15,100
Income Equity Fund	$18,000
Mid Corp America Fund	$32,000
Mortgage Securities Fund	$700
Real Strategies Fund	$109,000
Rotating Markets Fund	$2,200
VA Dividend Capture Fund	$21,700
VA Growth Fund	$2,900
VA Income Equity Fund	$3,800
VA Mid Corp America Fund	$3,700
VA Mortgage Securities Fund	$3,900
VA Real Strategies Fund	$3,900
VA Rotating Markets Fund	$200
TOTAL	$537,000

THE HUNTINGTON FUNDS		THE HUNTINGTON NATIONAL BANK

By:	/s/ R. Jeffrey Young	By:	/s/ Kevin Speert

Name:	R. Jeffrey Young	Name:	Kevin Speert
Title:	CEO	Title:	Vice President
Date:	6/7/13	Date:	6/10/2013

May 22, 2013

Ladies and Gentlemen:

This letter is pursuant to the Master Securities Loan Agreement between Morgan Stanley & Co. LLC (“MSCO”) and MS Securities Services Inc. (“MSSSI”) (together, “Morgan Stanley”) and The Huntington Funds (the Funds) dated as of February 21, 2012, as amended (the “Agreement”).

In consideration for custody services covering monitoring and record-keeping relating to an exclusive securities borrowing arrangement with certain principals, Morgan Stanley has agreed to pay The Huntington National Bank (“Huntington”) fees during the Lending Period. Huntington hereby accepts the payments outlined in the attached schedule (“Fee Schedule”).

Should you have any questions, please do not hesitate to contact Marguerite Gleeson at (212)-761-6797.

Very truly yours,

Morgan Stanley & Co. LLC		MS Securities Services Inc.

By:	/s/ Anthony Schiavo	By:	/s/ Anthony Schiavo
	Name: Anthony Schiavo		Name: Anthony Schiavo
	Title: Managing Director		Title: Executive Vice President

Acknowledged and Accepted By: The Huntington National Bank

By:	/s/ Kevin Speert
Name: Kevin Speert
Title: Vice President

Fee Schedule

The Huntington National Bank

on behalf of The Huntington Funds

(“Huntington”)

and

Morgan Stanley & Co. LLC and MS Securities Services Inc.

(“Morgan Stanley”)

I.) Fees

1.)	Fee per borrow and return
a.)	$22 per borrow and return, not to exceed an aggregate sum of $50,000 per annum

II.) Payment

The above fees will be invoiced monthly. Payment is due within 10 days following calendar month-end.

III.) Term of fee schedule

This fee schedule is effective as of June 1, 2013.